Exhibit 99.1

Pediatrix Reports 2008 First Quarter Results

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Pediatrix Medical Group, Inc. (NYSE:PDX) today reported earnings for the three months ended March 31, 2008, of $1.14 per share, or 67 cents per share on a non-generally accepted accounting principles (non-GAAP) basis that excludes a gain of 47 cents on the sale of the Company’s metabolic screening laboratory.

For the 2008 first quarter, Pediatrix reported results that include:

  Revenue growth of 16 percent, to $245.6 million which was impacted by same-unit neonatal patient volume growth for the quarter that was below historical annual ranges;
  Operating income growth of 14 percent, non-GAAP;
  Continued strong expense management with general and administrative expenses declining to 12.1 percent of revenue; and
  Net income per share growth of 16 percent, non-GAAP.

During the 2008 first quarter, Pediatrix completed a $100 million share repurchase program that had been authorized late last year.

“We continue to grow our business, with solid contributions from acquisitions and ongoing improvements in reimbursement from third-party payors during this most recent quarter, and these results reflect our ability to continue to manage our operations with increased efficiency,” said Roger J. Medel, M.D., Chief Executive Officer of Pediatrix. “Our results are being affected by lower neonatal volume, which is related to a lower rate of growth of births at our hospitals throughout this year.”

When presented on a GAAP basis, Pediatrix’s results from operations for the three months ended March 31, 2008, and 2007, include items that make comparisons difficult. Pediatrix believes that comparisons should be made on a non-GAAP basis after adjusting the following items:

  Excluding a net gain on the sale of assets of $23.2 million from income from discontinued operations for the 2008 first quarter;
  Reducing expenses of $6.4 million accrued during the 2007 first quarter for employee benefits associated with a tax under Section 409A of the Internal Revenue Code;

  Excluding costs of $1.5 million incurred during the 2007 first quarter as a result of the Company’s stock-option review; and
  Increasing the Company’s tax provision by $1.2 million for the three months ended March 31, 2007, related to a change in reserves for uncertain tax positions.

For the three months ended March 31, 2008, Pediatrix reported net patient service revenue of $245.6 million, up 16 percent from $210.9 million for the comparable 2007 period. Revenue growth was balanced between contributions from physician group practices acquired throughout the prior 12 months as well as same-unit growth.

Same-unit revenue increased by 7.8 percent and was driven largely by improved reimbursement from third-party payors. Same-unit revenue growth associated with patient volume for all physician services increased by 3.2 percent for the 2008 first quarter, when compared with the prior-year period. Patient volume at neonatal intensive care units staffed by Pediatrix physicians grew by 1.9 percent on a same-unit basis during the 2008 first quarter over the prior-year period. When excluding the extra day for leap year, same-unit NICU patient volume for the 2008 first quarter grew by 0.7 percent from the prior-year period.

Income from operations increased to $51.9 million for the 2008 first quarter, from $45.4 million, non-GAAP, or 14 percent, for the 2007 first quarter.

Operating margin was 21.1 percent for the 2008 first quarter, and declined by 37 basis points when compared to non-GAAP operating margin for the 2007 period, largely as a result of lower NICU patient volume growth.

Pediatrix continues to successfully manage its national group practice more efficiently. General and administrative expenses grew by 6 percent for the 2008 first quarter, when compared to the 2007 period on a non-GAAP basis, a rate considerably less than revenue growth for the same period. General and administrative expenses were 12.1 percent of revenue for the 2008 first quarter, down from 13.3 percent, non-GAAP, for the 2007 first quarter.

At the end of February 2008, Pediatrix completed the sale of its metabolic screening laboratory and its first quarter results reflect the contributions from that laboratory as income from discontinued operations, net of income taxes. For the 2008 first quarter, income from discontinued operations net of income taxes was $505,000, non-GAAP, reflecting the two months of the quarter that Pediatrix owned the laboratory and excluding an after-tax gain of $23.2 million from the sale of the laboratory.

Net income for the 2008 first quarter was $32.6 million, non-GAAP, up 12 percent from $29.2 million, non-GAAP, for the 2007 first quarter.

On a diluted per share basis, Pediatrix’s net income grew by 16 percent for the 2008 first quarter, to 67 cents, non-GAAP which includes one cent per share from discontinued operations. For the 2007 first quarter, net income per share was 58 cents, non-GAAP, and includes one cent per share from discontinued operations.

For the three months ended March 31, 2008, Pediatrix had a weighted average 48.9 million shares outstanding, down from a weighted average 49.9 million shares outstanding for the comparable 2007 period as a result of share repurchase programs completed during 2007 and 2008.

Pediatrix had cash and cash equivalents of $39.5 million at March 31, 2008, and accounts receivable were $144.0 million.

Pediatrix typically uses its cash to fund operations during the first quarter of each year, as the Company makes annual bonus and employee benefit plan matching contribution payments, principally to physicians, that accrue throughout the prior year. Pediatrix used $27.3 million of its cash to fund operations during the 2008 first quarter. The Company also completed the authorized $100 million share repurchase program that was announced in December 2007, buying its common stock through open market transactions during the 2008 first quarter.

Pediatrix invested approximately $6.6 million in physician group acquisitions during the 2008 first quarter. Since the beginning of 2008, Pediatrix has acquired a maternal-fetal medicine and obstetric group practice based in Atlanta, Georgia; pediatric cardiology practices based in El Paso, Texas, and Pembroke Pines, Florida; and a neonatal physician group practice based in Rockville, Maryland. The Company has invested a total of $29.5 million in accretive acquisitions so far this year.

Outlook

Pediatrix’s previously issued earnings per share guidance for 2008 was based on several assumptions, including: contributions from its metabolic screening laboratory until its sale, which occurred at the end of February 2008 and reinvestment of net proceeds from the transaction; contributions from investments made in practice acquisitions, which the Company expects to be $70 to $75 million throughout 2008; same-unit revenue growth of 2 to 4 percent from improved reimbursement from third-party payors; and NICU patient volume growth of 3 to 5 percent for the year. If same-unit NICU patient day volume growth continues to be below its historical range of 3 to 5 percent, the Company may not achieve its 2008 guidance.

Reconciliation of Non-GAAP Information

This press release contains non-GAAP information, including, operating income, operating margin, income tax provision, net income and earnings per share, which is adjusted for certain items as set forth below. Pediatrix believes that this non-GAAP information is useful to management and investors reviewing financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information, investors are provided with a meaningful understanding of Pediatrix’s ongoing operating and financial performance. This information is not intended to be considered in isolation, or as a substitute of GAAP financial information. The following tables reconcile non-GAAP financial information to net income per common share, which Pediatrix believes are the most comparable GAAP measures:

Non-GAAP Adjustments
	Three Months Ended March 31, 2008				Three Months Ended March 31, 2007

	GAAP	Adjust- ments		Non- GAAP	GAAP	Adjust- ments	Non- GAAP

Net patient service revenue	$245,573			$245,573	$210,924		$210,924
Operating expenses:
Practice salaries and benefits	151,360			151,360	130,350	(2,978)[2]	127,372
Practice supplies and other operating expenses	9,714			9,714	7,860		7,860
General and administrative expenses	29,756			29,756	33,031	(4,908)[3]	28,123
Depreciation and amortization	2,816			2,816	2,178		2,178

Total operating expenses	193,646			193,646	173,419	(7,886)	165,533

Income from operations	51,927			51,927	37,505	7,886	45,391
Operating margin	21.15%			21.15%	17.78%	3.74%	21.52%

Investment income	1,313			1,313	1,864		1,864
Interest expense	(385)			(385)	(221)		(221)

Income from continuing operations before income taxes	52,855			52,855	39,148	7,886	47,034
Income tax provision	(20,726)			(20,726)	(14,155)	(4,306)[4]	(18,461)

Income from continuing operations	32,129			32,129	24,993	3,580	28,573

Income from discontinued operations, net of income taxes	23,677	(23,172)[1]		505	589		589

Net income	$55,806	(23,172)		$32,634	$25,582	3,580	$29,162

Per common and common equivalent share data (diluted):

Net income from continuing operations	$0.66			$0.66	$0.50	0.07	$0.57

Net income from discontinued operations	$0.48	(0.47	) [1]	$0.01	$0.01		$0.01

Net income	$1.14	(0.47)		$0.67	$0.51	0.07	$0.58

Weighted average shares used in computing net income per common and common equivalent share (diluted)	48,933			48,933	49,910		49,910

[1] Gain on sale of metabolic screening laboratory of $23,172, or 47 cents per share, net of income taxes

[2] Internal Revenue Code 409A expense of $2,978

[3] Internal Revenue Code 409A expense of $3,408; stock option review costs of $1,500

[4] Includes a tax benefit related to adjustments 2, and 3, above, at a 39.25 percent tax rate, and a change of $1.2 million in reserve for uncertain tax positions

Earnings conference call

Pediatrix Medical Group, Inc. will host an investor conference call to discuss the quarterly results at 10 a.m., Eastern Time, today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com. A telephone replay of the conference call will be available from noon, Eastern Time, today through midnight, Eastern Time, May 22, 2008, by dialing 800-475-6701, access code 920327. The replay will also be available at www.pediatrix.com.

About Pediatrix

Pediatrix Medical Group, Inc. is the nation’s leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services and recently expanded to include anesthesiology services. Pediatrix physicians and advanced practitioners are reshaping the delivery of care within the maternal-fetal, neonatal intensive care and pediatric cardiology subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Founded in 1979, its neonatal physicians provide services at more than 250 neonatal intensive care units, and in many markets they collaborate with affiliated maternal-fetal medicine, pediatric cardiology physician subspecialists and pediatric intensivists to provide a clinical care continuum. Combined, Pediatrix and its affiliated professional corporations employ more than 1,100 physicians in 32 states and Puerto Rico. Pediatrix is also the nation’s largest provider of newborn hearing screens. Additional information is available at www.pediatrix.com.

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by Pediatrix’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors”.

Pediatrix Medical Group, Inc.
Consolidated Statements of Income
(Unaudited)

	Three months ended
	March 31,
	2008	2007
	(in thousands, except for per share data)

Net patient service revenue	$245,573	$210,924
Operating expenses:
Practice salaries and benefits	151,360	130,350
Practice supplies and other operating expenses	9,714	7,860
General and administrative expenses	29,756	33,031
Depreciation and amortization	2,816	2,178

Total operating expenses	193,646	173,419

Income from operations	51,927	37,505

Investment income	1,313	1,864
Interest expense	(385)	(221)

Income from continuing operations before income taxes	52,855	39,148
Income tax provision	(20,726)	(14,155)

Income from continuing operations	32,129	24,993

Income from discontinued operations, net of income taxes	23,677	589

Net income	$55,806	$25,582

Per common and common equivalent share data (diluted):

Net income from continuing operations	$0.66	$0.50

Net income from discontinued operations	$0.48	$0.01

Net income	$1.14	$0.51

Weighted average shares used in computing net income per common and common equivalent share (diluted)	48,933	49,910

Balance Sheet Highlights (Unaudited)

	As of Mar 31, 2008	As of Dec. 31, 2007
	(in thousands)
Assets:
Cash and cash equivalents	$39,488	$102,843
Short-term investments	21,515	18,042
Accounts receivable, net	144,034	145,504
Other current assets	61,554	97,737
Other assets, property and equipment	940,586	938,676
Total assets	$1,207,177	$1,302,802

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$169,548	$243,120
Total debt	630	924
Other liabilities	109,081	99,706
Total liabilities	279,259	343,750
Shareholders' equity	927,918	959,052
Total liabilities and shareholders’ equity	$1,207,177	$1,302,802

CONTACT:
Pediatrix Medical Group, Inc., Fort Lauderdale
Bob Kneeley, Director, Investor Relations
954-384-0175 Ext. 5300
bob_kneeley@pediatrix.com